Exhibit 99.1

News Release

P.O. Box 110  ■  Route 5  ■  South Deerfield  ■  MA  ■  01373-0110

FOR IMMEDIATE RELEASE

Contact: Gregory Hunt
(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports
Fiscal 2011 First Quarter Results

South Deerfield, MA – May 12, 2011 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (collectively, “Yankee Candle” or the “Company”) today announced financial results for the first quarter ended April 2, 2011.  Yankee Holding Corp., a direct subsidiary of YCC Holdings LLC, is a holding company formed in connection with the Company's Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the first quarter of 2011 were $144.1 million, a $3.1 million or 2.2% increase from the prior year first quarter.  Sales in the Company’s Wholesale business were $69.3 million, an increase of $2.1 million or 3.1% versus the prior year first quarter.  Retail sales were $74.8 million, an increase of $1.1 million or 1.5% from the first quarter of fiscal 2010. The Company incurred a net loss of $5.3 million for the first quarter of 2011 compared to a net loss of $8.5 million, for the first quarter of 2010.

The Company presents Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt.  Adjusted EBITDA for the first quarter of 2011 decreased by 9.6% to $20.8 million, or 14.4% of sales, as compared to Adjusted EBITDA for the prior year first quarter of $23.0 million, or 16.3% of sales. Reconciliations of the first quarter results to Adjusted EBITDA, which are non-GAAP financial measures, are included at the end of this press release.

“As we indicated in our comments at the beginning of the year, the pacing of our plans for 2011 contemplated year over year unfavorability in the seasonally lower volume first half of the year due in large part to specific factors that we identified, including wax and freight inflation and investments we are making in various growth initiatives that will begin to benefit us in the second half of the year,” said Harlan Kent, the Company’s Chief Executive Officer.  “Our results in the first quarter were consistent with these expectations.  Despite these and other macro-economic headwinds, we were able to grow our sales by 2.2% versus prior year, with both our Retail and Wholesale businesses delivering gains.  Our earnings were down versus the prior year quarter, which was expected and included in our plans, and the unfavorability was driven primarily by the factors we had anticipated and communicated previously.”

First Quarter Highlights:

•
Retail sales were $74.8 million, an increase of $1.1 million or 1.5% from the first quarter of fiscal 2010, driven primarily by increased sales in our Consumer Direct division and sales from the 26 new Yankee Candle retail stores opened during 2010, partially offset by a decrease in our comparable store sales and Yankee Fundraising division sales.

•
Total retail comparable sales, including the Consumer Direct business, were flat as compared to the prior year first quarter.  Comparable sales in the 486 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased by 2.3%, while the Consumer Direct business increased by 18.3% over the prior year first quarter.

•
Wholesale sales were $69.3 million in the first quarter, an increase of $2.1 million or 3.1% from the prior year first quarter.  The increase was driven primarily by an increase in sales in our International business (consisting of our European operations and Asian distributors).

•
As of April 2, 2011, the Company had outstanding letters of credit of $1.7 million and $58.0 outstanding under its existing revolving credit facility (the “Revolving Facility”), leaving $65.3 million in availability under the Revolving Facility.  Subsequent to the end of the quarter, on April 21, 2011, the Company entered into a Joinder Agreement to the Revolving Facility which provided a total of $15.0 million in new revolving loan commitments, thereby increasing the Company’s total revolving loan capacity from $125.0 million to $140.0 million.

“As we look ahead, we believe that continued macro-economic challenges are possible at least in the short term, particularly given the significant increases in gas prices and the potential impact on consumer confidence and spending patterns,” said Mr. Kent.  “With respect to our own business, given the ongoing year over year increases in wax pricing and freight costs and the fact that we remain committed to investing in the growth initiatives outlined previously, our plan continues to contemplate year over year unfavorability for the remainder of the first half of 2011.  This is particularly the case given the fact that, due to seasonality, our fiscal second quarter is typically our smallest earnings quarter.  That said, we have taken several proactive steps, including pricing measures, to help mitigate the impacts of the wax and freight increases and continue to believe that the investments we are making now will position us well for year over year growth in our higher volume and more impactful third and fourth quarters.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss its first quarter results.  The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600.  When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q1 2011 Yankee Candle Earnings Conference Call).  This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company's web site at www.yankeecandle.com.   Click on the “About Us” link, select the “Investor Information” link, and then select the “Events Calendar” link.  Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry.  Yankee Candle has a 41-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts.  The Company sells its products through a North American wholesale customer network of approximately 20,100 store locations, a growing base of Company owned and operated retail stores (518 Yankee Candle Stores located in 44 states as of April 2, 2011), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 5,200 store locations and distributors covering a combined 47 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2011 and anyt quarter thereof, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events.  Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks
	Ended			Ended
	April 2, 2011			April 3, 2010
Sales:
Retail	$74,777	51.89%		$73,695	52.28%
Wholesale	69,337	48.11%		67,280	47.72%
Total sales	144,114	100.00%		140,975	100.00%

Cost of sales	64,863	45.01%		62,312	44.20%
Gross profit	79,251	54.99%		78,663	55.80%

Selling expenses:
Retail	41,617	55.65	% (A)	40,024	54.31	% (A)
Wholesale	11,442	16.50	% (B)	9,544	14.19	% (B)

Total selling expenses	53,059	36.82%		49,568	35.16%

General & administrative expenses	18,594	12.90%		16,679	11.83%
Restructuring charge	-	0.00%		800	0.57%

Income from operations	7,598	5.27%		11,616	8.24%
Interest expense	17,679	12.27%		19,807	14.05%
Other (income) expense	(1,875)	-1.30%		4,732	3.36%

Loss before provision for income taxes	(8,206)	-5.69%		(12,923)	-9.17%
Benefit from income taxes	(2,912)	-2.02%		(4,676)	-3.32%
Loss from continuing operations	(5,294)	-3.68%		(8,247)	-5.85%

Loss from discontinued operations, net of income taxes	(54)	-0.04%		(255)	-0.18%
Net loss	$(5,348)	-3.71%		$(8,502)	-6.03%

(A) Retail selling expenses as a percentage of retail sales.
(B) Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	April 2,	January 1,
	2011	2011
Current Assets:
Cash	$4,043	$12,713
Accounts receivable, net	48,623	46,937
Inventory	85,221	67,387
Prepaid expenses and other current assets	18,010	10,813
Deferred tax assets	10,663	11,642
Total Current Assets	166,560	149,492
Property and Equipment, net	117,176	118,786
Deferred Financing Costs	13,456	14,271
Other Assets	924,365	927,151
Total Assets	$1,221,557	$1,209,700

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
Accounts payable	$25,118	$26,291
Accrued payroll	8,803	12,669
Accrued income taxes	-	18,840
Other accrued liabilities	43,023	65,953
Total Current Liabilities	76,944	123,753
Long-Term Debt	959,125	901,125
Deferred Rent	11,856	11,535
Deferred Tax Liabilities	100,297	99,432
Other Long-Term Liabilities	4,172	3,847
Stockholder's Equity	69,163	70,008
Total Liabilities And Stockholder's Equity	$1,221,557	$1,209,700

Yankee Holding Corp.
April 2, 2011  Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	3 (5)	3 (5)	518
Wholesale Customer Locations - North America	(117)	(117)	20,111
Wholesale Customer Locations - Europe	181	181	5,193
Square Footage - Gross	4,930 (5)	4,930 (5)	994,855
Square Footage - Selling	3,260 (5)	3,260 (5)	765,269
Total Comp Stores & Consumer Direct Sales Change %	-0.1%	-0.1%
YCC Retail Comp Store Count	486	486	486
Sales per Square Foot (1)		$519
Store Count		488
Average store square footage, gross (2)		1,637
Average store square footage, selling (2)		1,246
Gross Profit (3)
Retail $	$47,297	$47,297
Retail %	63.3%	63.3%
Wholesale $	$31,954	$31,954
Wholesale %	46.1%	46.1%
Segment Profit (3)
Retail $	$5,679	$5,679
Retail %	7.6%	7.6%
Wholesale $	$20,512	$20,512
Wholesale %	29.6%	29.6%
Depreciation & Amortization (3)	$10,239	$10,239
Inventory per Store		$33,117
Inventory Turns (4)		3.3
Capital Expenditures (3)	$4,655	$4,655

 (1) Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.

(2) Excludes S. Deerfield/Williamsburg Flagships.

(3) Dollars in thousands.

(4) Based on a 13 month average inventory divided by 12 month rolling COGS.

(5) Net of closures.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures.  EBITDA represents earnings/loss from continuing operations before interest, taxes, depreciation and amortization.    EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  We believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business.  We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management evaluates our business, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors.  While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Thirteen Weeks	Thirteen Weeks
	Ended	Ended
	April 2, 2011	April 3, 2010
Net loss	$(5,348)	$(8,502)
Loss from discontinued operations, net of income taxes	54	255
Benefit from income taxes	(2,912)	(4,676)
Interest expense, net - excluding amortization of deferred financing fees	15,294	23,573
Amortization of deferred financing fees	978	811
Depreciation	6,204	6,507
Amortization	3,056	3,385

EBITDA from continuing operations	17,326	21,353
Equity-based compensation (a)	3,293	329
MDP advisory fees	375	375
Purchase accounting (b)	296	310
Restructuring (c)	-	800
Realized gains on foreign currency (d)	(443)	(143)

Adjusted EBITDA	$20,847	$23,024

(a) Represents equity-based compensation charges, including a $3.0 million payment to management and director equity holders during the thirteen weeks ended April 2, 2011.

(b) Represents purchase accounting adjustments as a result of the Merger in 2007.

(c) Includes costs associated with employee severance, lease related terminations and other costs associated with the restructuring of the business.

(d) Represents transaction losses on settlements of our intercompany receivable with our foreign subsidiary and transaction  losses from foreign vendors and customers